Exhibit 4.1
NONSTATUTORY STOCK OPTION AGREEMENT
     AGREEMENT (this “Agreement”) made as of March 2, 2006 (the “Effective Date”), between MARINER ENERGY, INC., a Delaware corporation (the “Company”), and                                          (“Employee”).
     WHEREAS, Forest Oil Corporation, a New York corporation (“Forest”), granted Employee an option under Forest’s 2001 Stock Incentive Plan to acquire *                                        shares of Forest’s common stock, par value $.10 per share, pursuant to a Nonstatutory Stock Option Agreement made as of *                                         (the “Original Grant Date”) between Forest and Employee (the “Forest Stock Option”);
     WHEREAS, as of the Effective Date, the Forest Stock Option remained unexercisable as to *                                         of the shares covered thereby (the “Unvested Forest Stock Option”);
     WHEREAS, on the Effective Date, Forest Energy Resources, Inc., a Delaware corporation (fka SML Wellhead Corporation) and a former wholly-owned subsidiary of Forest, became a wholly-owned subsidiary of the Company known as Mariner Energy Resources, Inc. pursuant to an Agreement and Plan of Merger, dated as of September 9, 2005, among Forest, SML Wellhead Corporation, the Company and MEI Sub, Inc., as amended (the “Merger Agreement”);
     WHEREAS, Employee is employed by Mariner Energy Resources, Inc.;
     WHEREAS, Section 2.9 of the Merger Agreement provides that the Unvested Forest Stock Option be converted into an option to acquire *                                         shares of the Company’s common stock, par value $.0001 per share (“Mariner Common Stock” or “Stock”); and
     WHEREAS, this Agreement effects the conversion of the Unvested Forest Stock Option into an option to acquire Mariner Common Stock on the terms and subject to the conditions hereof.
     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
     1. Grant of Option. The Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of *                     shares of Stock on the terms and conditions set forth herein. This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code”). Reference in this Agreement to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

     2.  Purchase Price. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $*                                         per share, which has been determined in accordance with Section 2.9 of the Merger Agreement.
     3. Exercise of Option. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Corporate Secretary (or such other officer or employee of the Company as the Company may designate from time to time), at any time and from time to time after the Effective Date, but, except as otherwise provided below, this Option shall not be exercisable for more than the aggregate number of shares offered by this Option determined by the number of full years from the Original Grant Date to the date of such exercise, in accordance with the following schedule:
•	[ shares vest on [* , 2006];

•	shares vest on [* , 2007];

•	shares vest on [* , 2008]; and

•	shares vest on [* , 2009]].
     For purposes of the next sentence and subparts (a) through (d) thereof, references to the Company include the Company or any Affiliate (defined below). This Option may be exercised only while Employee remains an employee of the Company and will terminate and cease to be exercisable upon Employee’s termination of employment with the Company, except that:
     (a) Disability. If Employee’s employment with the Company terminates by reason of disability (within the meaning of section 22(e)(3) of the Code), this Option may be exercised in full (without regard to the vesting schedule set forth above) by Employee (or Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) at any time during the period of one year following such termination.
     (b) Death. If Employee dies while in the employ of the Company, Employee’s estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee, may exercise this Option in full (without regard to the vesting schedule set forth above) at any time during the period of one year following the date of Employee’s death.
     (c) Retirement. If an Employee retires from the Company, this Option may be exercised in full (without regard to the vesting schedule set forth above) by such Employee (or Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of such Employee) at any time during the period of one year following such retirement. Solely for purposes of this Agreement, “retirement” means that Employee’s employment with the Company has terminated upon or after Employee has reached the age of (i) 65 years or (ii) 55 years if Employee has been continuously employed by Forest or its Affiliates and the Company for an aggregate of 15 years.

     (d) Other Termination. If Employee’s employment with the Company terminates for any reason other than as described in (a), (b) or (c) above, unless such employment is terminated for cause, this Option may be exercised by Employee at any time during the period of three months following such termination, or by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during a period of one year following Employee’s death if Employee dies during such three-month period, but in each case only as to the number of shares Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates. If Employee’s employment with the Company is terminated for cause, then this Option (including the vested and nonvested portions thereof) will terminate and cease to be exercisable upon the date of such termination. As used in this paragraph, the term “cause” shall mean Employee (i) has been convicted of a misdemeanor involving moral turpitude or of a felony, (ii) has engaged in gross negligence or willful misconduct in the performance of the duties of Employee’s employment, (iii) has willfully disregarded any written corporate policies established by the Company, or (iv) has materially breached any material provision of any written agreement between Employee and the Company or any of its Affiliates.
     As used in this Agreement, “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
     This Option shall not be exercisable in any event after the expiration of ten years from the Original Grant Date. The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order payable to the order of the Company), (b) by delivering or constructively tendering to the Company shares of Stock having a Fair Market Value (defined below) equal to the purchase price (provided such shares used for this purpose must have been held by Employee for such minimum period of time as may be established from time to time by the Company’s Board of Directors (the “Board”) or any committee of the Board designated, from time to time, by the Board to act in respect of stock or compensation plans of the Company, this Option or this Agreement (“Committee”), (c) if the Stock is readily tradable on a national securities market, through a “cashless-broker” exercise in accordance with a Company established policy or program for the same, or (d) any combination of the foregoing. No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. No cash in lieu of fractional shares shall be paid. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.
     As used in this Agreement, “Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Stock reported by (i) the National Market System of NASDAQ on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Board or Committee); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of the Stock on the most recent date on which the Stock was publicly traded. In the event the Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Board or Committee in such manner as it deems appropriate.
     4. Withholding of Tax. The Company shall have the right to deduct in connection with this Option any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income or wages to Employee for federal, state or local tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations. Employee may elect with respect to this Option to surrender or authorize the Company to withhold shares of Stock (valued at their Fair Market Value on the date of surrender or withholding of such shares) to satisfy any tax required to be withheld upon exercise of this Option. An election pursuant to the preceding sentence shall be referred to herein as a “Stock Withholding Election.” All Stock Withholding Elections shall be made by written notice to the Company’s Corporate Secretary (or such other officer or employee of the Company as the Company may designate from time to time). If Employee is not a Section 16 Person (as hereinafter defined), Employee may revoke such election by delivering to the Company’s Corporate Secretary (or such other designated officer or employee) written notice of such revocation prior to the date such election is implemented through actual surrender or withholding of shares of Stock (the “Withholding Date”). If Employee is a Section 16 Person, the Stock Withholding Election must:
     (a) be irrevocable and made six months prior to the Withholding Date; or
     (b) (i) be approved by the Board or Committee either before or after such election is made, (ii) be made, and the Withholding Date occur, during a period beginning on the third business day following the date of release by the Company for publication of quarterly and annual summary statements of sales and earnings and ending on the twelfth business day following such date, and (iii) be made more than six months after the Effective Date; or
     (c) be made in connection with (i) a delivery to the Company of shares of Stock owned by Employee prior to the exercise of this Option to satisfy the portion of the tax required to be withheld with respect to those shares of Stock received by Employee upon exercise of this Option for which payment of the purchase price was made to the Company in shares of Stock owned by Employee prior to the exercise of this Option pursuant to Paragraph 3 hereof and (ii) the exercise of this Option more than six months after the Effective Date.
     If Employee fails to pay the required amount to the Company or fails to make a Stock Withholding Election, the Company is authorized to withhold from any cash remuneration (or, if Employee is not a Section 16 Person, Stock remuneration, including withholding any shares of Stock distributable to Employee upon exercise of this Option) then or thereafter payable to Employee any tax required to be withheld by reason of the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option. For purposes of this Agreement, the term “Section 16 Person” means an officer, director or affiliate of the Company or a former officer, director or affiliate of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (“1934 Act”).
     5. Status of Stock. The Company shall not be obligated to issue any Stock pursuant to this Option at any time when the shares covered hereby have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and such other state and federal laws, rules and regulations as the Company, the Board or Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. The Company intends to register for issuance under the 1933 Act the shares of Stock acquirable upon exercise of this Option, and to keep such registration effective throughout the period this Option is exercisable. In the absence of such effective registration or an available exemption from registration under the 1933 Act, issuance of shares of Stock acquirable upon exercise of this Option will be delayed until registration of such shares is effective or an exemption from registration under the 1933 Act is available. The Company intends to use its reasonable efforts to ensure that no such delay will occur. In the event exemption from registration under the 1933 Act is available upon an exercise of this Option, Employee (or the person permitted to exercise this Option in the event of Employee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.
     Employee agrees that the shares of Stock which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (i) the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Board or Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.
     6. Recapitalization or Reorganization
     (a) No Effect on Right or Power. The existence of this Option shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
     (b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which this Option may be exercised are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of this Option, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which this Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.
     (c) Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Stock in respect of which this Option has not been exercised shall be adjusted so that this Option shall thereafter cover the number and class of shares of stock and securities to which Employee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, Employee had been the holder of record of the number of shares of Stock then covered by this Option. If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 40% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors (defined below), the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a “Corporate Change”), no later than (x) 10 days after the approval by the shareholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of Directors or (y) 30 days after a Corporate Change of the type described in clause (iv), the Board or Committee, acting in its sole discretion without the consent or approval of Employee, shall effect one or more of the following alternatives in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Option, which alternatives may vary among individual holders of options or other derivative or other securities of the Company and which may vary among options or other derivative or other securities of the Company held by Employee: (1) accelerate the time at which this Option may be exercised so that it may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Board or Committee, after which specified date, this Option, to the extent theretofore not exercised, and all rights of Employee in respect thereof shall terminate, (2) require the mandatory surrender to the Company by Employee of this Option (irrespective of whether it then is exercisable) as of a date, before or after such Corporate Change, specified by the Board or Committee, in which event the Board or Committee shall thereupon cancel this Option and the Company shall pay (or cause to be paid) to Employee an amount of cash per share equal to the excess, if any, of the Change of Control Value (as calculated in accordance with subparagraph (d) below) of the shares subject to this Option over the exercise price under this Option for such shares, or (3) make such adjustments to this Option as the Board or Committee deems appropriate to reflect such Corporate Change (provided, however, that the Board or Committee may determine in its sole discretion that no adjustment is necessary to this Option), including, without limitation, adjusting this Option to provide that the number and class of shares of Stock covered by this Option shall be adjusted so that this Option shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Board or Committee in its sole discretion. “Director” means an individual elected to the Board by the shareholders of the Company or by the Board under applicable corporate law who is serving on the Board on the Effective Date or is elected to the Board after such date.
     (d) Change of Control Value. For the purposes of clause (2) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to shareholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Board or Committee as of the date determined by the Board or Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to shareholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Board or Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.
     (e) Other Changes in the Stock. In the event of changes in the outstanding Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Stock occurring after the Effective Date and not otherwise provided for by this Paragraph 6, this Option shall be subject to adjustment by the Board or Committee at its sole discretion as to the number and price of             shares of Stock or other consideration subject to this Option. In the event of any such change in the outstanding Stock or distribution to the holders of Stock, the aggregate number of shares available under this Option may be appropriately adjusted by the Board or Committee, whose determination shall be conclusive.

     (f) Shareholder Action. Any adjustment provided for in the above Subparagraphs shall be subject to any required shareholder action.
     (g) No Adjustments unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to this Option or the purchase price per share.
     7. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, an Affiliate, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Without limiting the scope of the preceding sentence, it is expressly provided that Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status of the entity or other organization that employs Employee and the Company. Nothing contained in this Option shall (i) confer upon Employee any right with respect to continuation of employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Board or Committee and its determination shall be final.
     8. No Restriction on Corporate Action. Nothing contained herein shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Option. Neither Employee nor any other person shall have any claim against the Company or any Affiliate as a result of any such action.
     9. Transfer Restrictions and Binding Effect. This Option and Employee’s rights and duties under this Agreement shall not be transferable or delegable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Board or Committee. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
     10. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof; provided, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment or severance agreement between the Company (or an Affiliate) and the Employee in effect on the date a determination is made under this Agreement. Without limiting the scope of the preceding sentence, (i) all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect, and (ii) this Agreement and this Option replace the Forest Stock Option to the extent pertaining to the

Unvested Forest Stock Option, and Employee shall have no right or claim against the Company or its Affiliates in respect of the Forest Stock Option. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company. Employee acknowledges that the terms and conditions of this Option and Agreement, as may be amended from time to time, may not be identical to the terms and conditions of other options or derivative or other securities of the Company outstanding from time to time.
     11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof, and applicable federal law.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

MARINER ENERGY, INC.

By:
Name:
Title:

By:
[Employee Name]
SS#: